Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, May 4, 2010
7:00 A.M. CDT
Newspaper Publisher A. H. Belo Corporation Reports
First Quarter 2010 Financial Results
DALLAS — Newspaper publisher A. H. Belo Corporation (NYSE: AHC) today reported a net loss of $0.44 per share in the first quarter of 2010 compared to a net loss of $4.91 per share in the first quarter of 2009. Consolidated EBITDA in the first quarter of 2010 was $2.3 million, an increase of $11.3 million compared to the first quarter of 2009. Consolidated EBITDA in the first quarter of 2010 excluding pension expenses was $7.6 million, an increase of $16.7 million compared to the first quarter of 2009.
Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Total first quarter revenue decreased 9.9 percent compared to the first quarter of 2009, the lowest year-to-year percent decline in two years. Advertising revenue, including print and digital revenue, was within 100 basis points of the Company’s 2010 Financial Plan for the first quarter. Circulation revenue increased 12.2 percent compared to the first quarter of 2009. These improvements reflect the Company’s strategy of focusing on selected audiences, creating high-quality local content and delivering valuable audiences to advertisers.”
“As of March 31, the Company had no borrowings outstanding under its bank credit facility, remained in compliance with the facility’s covenants and had approximately $43 million of cash and cash equivalents. We will continue to manage expenses aggressively to maximize EBITDA and operating cash flow over the long-term,” Decherd said.
Operating Results
In the first quarter of 2010, total revenue was $115.8 million, a decrease of 9.9
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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

Newspaper Publisher A. H. Belo Corporation Reports
First Quarter 2010 Financial Results
May 4, 2010
Page Two
percent compared to the first quarter of 2009. The percent decrease in total revenue was lowest at The Providence Journal, followed by The Dallas Morning News and The Press-Enterprise. Advertising revenue, including print and digital revenue, decreased 19.2 percent. Although digital revenue decreased 8.0 percent to $8.5 million, non-classified digital revenue increased 7.1 percent to $3.6 million. Due to circulation pricing actions implemented in Dallas and Providence in 2009, total circulation revenue increased 12.2 percent. Other revenue increased 7.2 percent.
Total consolidated operating expenses in the first quarter of 2010 were $124 million, a decrease of 46.4 percent compared to the first quarter of 2009. Excluding the $80.9 million non-cash goodwill impairment charge at The Providence Journal in the first quarter of 2009, total consolidated operating expenses in the first quarter of 2010 decreased 17.6 percent. The Company’s newsprint expense in the first quarter of 2010 was $8.5 million, a decrease of 46.2 percent compared to the first quarter of 2009. In the first quarter of 2010, newsprint consumption decreased 33.0 percent and newsprint cost per metric ton decreased 19.7 percent. The Company’s average purchase price per metric ton for newsprint declined 23.3 percent in the first quarter of 2010 compared to the first quarter of 2009.
In the first quarter of 2010, Newspaper EBITDA was $9.4 million, an improvement of $11.8 million compared to the first quarter of 2009. Newspaper EBITDA margin was highest at The Providence Journal, followed by The Dallas Morning News and The Press-Enterprise. At The Press-Enterprise, the Newspaper EBITDA margin improved significantly compared to the first quarter of 2009 due to aggressive expense management.
The Company has maintained its long-standing commitment to delivering high-quality local content through editorial investments and targeted new products. In April
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Newspaper Publisher A. H. Belo Corporation Reports
First Quarter 2010 Financial Results
May 4, 2010
Page Three
2010, the 2010 Pulitzer Prize for Editorial Writing was awarded to The Dallas Morning News’ Tod Robberson, Colleen McCain Nelson and William McKenzie for their “relentless editorials deploring the stark social and economic disparity between the city’s better-off northern half and distressed southern half.”
Corporate
In the first quarter of 2010, corporate and non-operating expenses, net of costs allocated to operating units, were $8.3 million, a decrease of 4.0 percent compared to the first quarter of 2009.
Non-GAAP Financial Measures
Reconciliations of Consolidated and Newspaper EBITDA to net loss are included as exhibits to this release.
Financial Results Conference Call
AHC will conduct a conference call today at 1:00 p.m. CDT to discuss financial results. The conference call will be available via Webcast by accessing the Company’s Web site (www.ahbelo.com/invest) or by dialing 1-800-398-9402 (USA) or 612-338- 9017 (International). A replay line will be available at 800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CDT on May 4 until 11:59 p.m. CDT on May 11, 2010. The access code for the replay is 154864.
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Newspaper Publisher A. H. Belo Corporation Reports
First Quarter 2010 Financial Results
May 4, 2010
Page Four
About A. H. Belo Corporation
A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other public disclosures and filings with the Securities and Exchange Commission.

A. H. Belo Corporation
Consolidated Statements of Operations

	Three months ended
	March 31,
In thousands, except per share amounts (unaudited)	2010	2009

Net operating revenues
Advertising	$72,186	$89,331
Circulation	35,586	31,714
Other	7,986	7,449

Total net operating revenues	115,758	128,494

Operating Costs and Expenses
Salaries, wages and employee benefits	56,254	62,894
Other production, distribution and operating costs	46,030	55,866
Newsprint, ink and other supplies	11,222	19,619
Asset impairment	—	80,940
Depreciation	9,164	10,536
Amortization	1,310	1,624

Total operating costs and expenses	123,980	231,479

Loss from operations	(8,222)	(102,985)

Other (expense) and income
Interest expense	(203)	(300)
Other income, net	25	822

Total other (expense) income	(178)	522

Earnings
Loss before income taxes	(8,400)	(102,463)
Income tax expense (benefit)	728	(1,756)

Net loss	$(9,128)	$(100,707)

Net loss per share
Basic and Diluted	$(0.44)	$(4.91)

Average shares outstanding
Basic and Diluted	20,767	20,506

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	March 31,	December 31,
In thousands	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$42,863	$24,503
Accounts receivable, net	48,722	62,977
Other current assets	32,295	34,464

Total current assets	123,880	121,944

Property, plant and equipment, net	194,578	203,329
Intangible assets, net	50,699	52,009
Other assets	26,811	27,145

Total assets	$395,968	$404,427

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$15,360	$19,191
Accrued expenses	32,510	29,788
Advance subscription payments	26,479	26,713

Total current liabilities	74,349	75,692

Deferred income taxes	566	223
Other liabilities	7,278	6,915
Total shareholders’ equity	313,775	321,597

Total liabilities and shareholders’ equity	$395,968	$404,427

A. H. Belo Corporation
Consolidated EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2010	2009

Consolidated EBITDA (1)	$2,277	$(9,063)
Asset impairment	—	(80,940)
Depreciation and Amortization	(10,474)	(12,160)
Interest Expense	(203)	(300)
Income Tax Benefit (Expense)	(728)	1,756

Net Loss	$(9,128)	$(100,707)

A. H. Belo Corporation
Newspaper EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2010	2009

Newspaper EBITDA (1)	$9,433	$(2,321)
Corporate & Non-Operating Company Expenses	(7,181)	(7,564)
Other income, net	25	822
Asset impairment	—	(80,940)
Depreciation and Amortization	(10,474)	(12,160)
Interest Expense	(203)	(300)
Income Tax Benefit (Expense)	(728)	1,756

Net Loss	$(9,128)	$(100,707)

(1)	The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, goodwill impairment, depreciation and amortization and Newspaper EBITDA as net earnings before corporate and non-operating company expenses, other income net, interest expense, income taxes, goodwill impairment, depreciation and amortization. Neither Consolidated EBITDA nor Newspaper EBITDA is a measure of financial performance under accounting principles generally accepted in the United States. Management uses both measures in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. They are also common alternative measures of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Neither Consolidated EBITDA nor Newspaper EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.